Exhibit 3.1

Company No. 11299879

THE COMPANIES ACT 2006

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ARM HOLDINGS LIMITED

(the “Company”)

INDEX TO THE ARTICLES

Interpretation and Limitation of Liability		1

1.	Defined terms	1

2.	Liability of members	9

Directors’ Powers and Responsibilities		9

3.	Directors’ general authority	9

4.	Shareholders’ reserve power	9

5.	Directors may delegate	9

6.	Committees	10

Decision-Making by Directors		10

7.	Directors to take decisions collectively	10

8.	Unanimous decisions	10

9.	Calling a Directors’ meeting	10

10.	Participation in Directors’ meetings	11

11.	Quorum for Directors’ meetings	11

12.	Chairing of Directors’ meetings	11

13.	Voting at Directors’ meetings: general rules	12

14.	Casting vote	12

15.	Alternates voting at Directors’ meetings	12

16.	Transactions or other arrangements with the Company	12

17.	Conflicts of interest	13

18.	Records of decisions to be kept	15

19.	Directors’ discretion to make further rules	15

Appointment of Directors		15

20.	Number of Directors	15

ii

21.	Methods of appointing Directors	15

22.	Termination of Director’s appointment	15

23.	Directors’ remuneration	16

24.	Directors’ expenses	16

Alternate Directors		16

25.	Appointment and removal of Alternate Directors	16

26.	Rights and responsibilities of Alternate Directors	17

27.	Termination of Alternate Directorship	18

Issue of Shares		18

28.	Powers to issue different classes of Share	18

29.	Directors’ authority to allot Shares	18

30.	Exclusion of statutory pre-emption rights	18

31.	Payment of commissions on subscriptions for Shares	19

32.	Company not bound by less than absolute interests	19

33.	Share certificates	19

34.	Replacement Share certificates	19

Partly Paid Shares		20

35.	Company’s lien over Partly Paid Shares	20

36.	Enforcement of the Company’s lien	20

37.	Calls on Shares and forfeiture	22

38.	Share transfers	24

Voting Rights		24

39.	Voting rights	24

Plan Ordinary Shareholders		25

40.	Listing	25

iii

41.	Company Business Sale: Plan Ordinary Shareholders	26

42.	Longstop Date: Plan Shareholders	27

43.	Subsequent Shareholder Change of Control: Plan Shareholders	28

44.	Change of Control: Tag Along	29

45.	Change of Control: Drag Along	30

46.	Nominee structure: Plan Ordinary Shareholders	31

47.	Completion of transfers	31

48.	Death of a French Sub-Plan Participant	33

Dividends and Other Distributions		33

49.	Procedure for declaring dividends	33

50.	Payment of dividends and other distributions	34

51.	No interest on distributions	34

52.	Unclaimed distributions	35

53.	Non-cash distributions	35

54.	Waiver of distributions	35

Capitalisation of Profits		36

55.	Authority to capitalise and appropriation of capitalised sums	36

Organisation of General Meetings		37

56.	Attendance and speaking at general meetings	37

57.	Quorum for general meetings	37

58.	Chairing general meetings	38

59.	Attendance and speaking by Directors and non-Shareholders	38

60.	Adjournment	38

Voting at General Meetings		39

61.	Voting: general	39

iv

62.	Errors and disputes	39

63.	Poll votes	39

64.	Content of Proxy Notices	40

65.	Delivery of Proxy Notices	40

66.	Amendments to resolutions	41

Administrative Arrangements		41

67.	Means of communication to be used	41

68.	Company seals	42

69.	Provision for employees on cessation of business	42

Directors’ Indemnity and Insurance		42

70.	Indemnity	42

71.	Insurance	43

Overriding Provisions		44

72.	Matters requiring Parent Company consent	44

73.	Enforcement of security over the Shares	45

v

PART 1

INTERPRETATION AND LIMITATION OF LIABILITY

1.	Defined terms

1.1	In these Articles, unless the context requires otherwise:

“Acting in Concert” has the meaning given to that expression in the City Code on Takeovers and Mergers;

“Adoption Date” means 20 August 2023;

“Affiliates” means with respect to a person, any other person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such person, or is under common Control of a third person;

“All-Employee Plan Rules” means the rules of the Arm Limited All-Employee Plan 2019 adopted by Arm Limited on 8 December 2019, as may be amended and/or adopted by the Company from time to time;

“Alternate” or “Alternate Director” has the meaning given to it in article 25;

“Appointor” has the meaning given to it in article 25;

“Approved Offer” has the meaning given to it in article 44.2;

“Arm Limited” means Arm Limited, a private limited company incorporated in England and Wales with company number 02557590 and having its registered office at 110 Fulbourn Road, Cambridge, Cambridgeshire, CB1 9NJ;

“Articles” means these articles of association;

“Award” means an RSU;

“Bankruptcy” includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy;

“the Board” means the board of Directors from time to time of the Company;

“Business Day” means any day (other than a Saturday, Sunday or public holiday in the United Kingdom) on which clearing banks in the City of London are generally open for business;

“Buyer” has the meaning given to it in article 44.1.1;

“CA 2006” means the Companies Act 2006;

“Chairman” has the meaning given in article 12;

“Chairman of the Meeting” has the meaning given in article 58;

“Change of Control” means:

(i)

a person (together with any persons Acting in Concert with such person) coming to hold more than 50 per cent of the voting rights in the Company pursuant to a transaction on bona fide arm’s length terms (other than in circumstances constituting a Permitted Change of Control) (a “Share Sale”);

(ii)

a sale of all (or substantially all) of the business, assets and undertakings of the Company and its Subsidiaries on bona fide arm’s length terms to a single buyer or to one or more buyers as part of a single transaction or series of connected transactions is completed (a “Company Business Sale”); or

(iii)	a Subsequent Shareholder Change of Control;

“City Code on Takeovers and Mergers” means the City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers in the United Kingdom as for the time being in force;

“Clear Days” excludes the date on which a notice is given and the date on which the notice period expires;

“Companies Acts” means the Companies Acts (as defined in section 2 CA 2006), in so far as they apply to the Company;

“Company Business Sale” has the meaning given to it in the definition of “Change of Control”;

“Company Business Sale Ordinary Share Price” has the meaning given to it in article 41.1.1;

“Company Business Sale Put Closing Date” has the meaning given to it in article 41.1.1;

“Company Business Sale Put Notice” means a notice sent to the Company by a Plan Ordinary Shareholder in accordance with the provisions of article 41.1.1;

“Control” means the control by one person of another person in accordance with the following: a person (“A”) controls another person (“B”) where A has the power to determine the management and policies of B by contract or status (for example, the status of A being the general partner of, or the investment adviser to, B) or by virtue of the beneficial ownership of or control over a majority of the voting interests in B; and the term “Controlled” has the corresponding meaning;

“Director” means a director of the Company, and includes any person occupying the position of director, by whatever name called;

“Distressed Share Sale” means the realisation of any Share Security in respect of Shares (or shares in a holding company of the Company) subject to such Share Security by the sale or appropriation of such shares for value in circumstances where the relevant Share Security has become enforceable;

“Distribution Recipient” has the meaning given in article 50;

“Document” includes, unless otherwise specified, any document sent or supplied in Electronic Form;

“Drag Along Right” has the meaning given to it in article 45.1;

“Dragged Shareholders” has the meaning given to it in article 45.1;

“Dragged Shares” has the meaning given to it in article 45.3.1;

“Electronic Form” has the meaning given in section 1168 CA 2006;

“Eligible Director” means a Director who would be entitled to vote on the matter at a meeting of Directors (but excluding any Director whose vote is not counted in respect of the particular matter);

“Employee Share Nominee” has the meaning given to it in article 46.1;

“Executive Plan Rules” means the rules of the Executive IPO Plan 2019 adopted by Arm Limited on 8 December 2019, as may be amended and/or adopted by the Company from time to time;

“Exit Event” means the first to occur of any of the following:

(i)	a Listing; or

(ii)	a Change of Control;

“Exit Value” means:

(i)

in the case of a Listing, the value of the fully diluted share capital of the Company at the volume weighted average price of the shares during the 30 trading day period from (and including) the date of the Listing; or

(ii)

on a Change of Control: (a) in the case of a Share Sale, the implied value of the fully diluted share capital of the Company by reference to the consideration payable for the shares pursuant to such Share Sale; (b) in the case of a Company Business Sale, the implied value of the fully diluted share capital of the Company by reference to the gross amount paid and payable to the Company by the purchaser(s) for the business, assets and undertakings pursuant to such Company Business Sale; or (c) in the case of a Subsequent Shareholder Change of Control Exit Event, the value of the fully diluted share capital of the Company as determined in accordance with the provisions of article 43, subject to the adjustments under the All-Employee Plan Rules or the Executive Plan Rules (as applicable);

“Fair Market Value” means the market value of the relevant Shares determined by the Valuers on the following basis:

(i)	the Valuers shall act as expert and not as arbitrator and their written determination shall be final and binding (except in the case of fraud or manifest error);

(ii)

the market value of any Shares shall be a percentage of the fair market value of the total issued share capital of the Company, such percentage being equal to the percentage of such total issued share capital represented by those Shares;

(iii)

the market value of the total issued share capital of the Company shall be determined on the basis of a sale between a willing seller and a willing buyer, transacting on an arm’s length basis, of the whole of the issued share capital of the Company;

(iv)

the market value shall not reflect any premium or discount (as the case may be) arising in relation to the proportion of Shares (as a percentage of the total issued share capital of the Company) to be valued; and

(v)	the market value shall not reflect any premium or discount (as the case may be) arising in relation to any restrictions on the transferability of the relevant Shares;

“French Estate Holder” means a person falling within sub-paragraph (iii) of the definition of “Plan Ordinary Shareholder” or any person deriving title to Plan Shares from any such person;

“French Sub-Plan” means the rules of the French Sub-Plan to the Arm Limited All-Employee Plan 2019 adopted by the Company on 8 December 2019, as a sub-plan to, and forming part of, the All-Employee Plan Rules, as such sub-plan may be amended and/or adopted by the Company from time to time;

“French Sub-Plan Participant” means a participant that has been granted an Award under the French Sub-Plan;

“Fully Paid” in relation to a Share, means that the nominal value and any premium to be Paid to the Company in respect of that Share have been Paid to the Company;

“Group” means the Company, its Subsidiaries from time to time and any holding company inserted for the purposes of planning for an Exit Event or in connection with an Internal Reorganisation, and “Group Company” shall be construed accordingly;

“Hard Copy Form” has the meaning given in section 1168 CA 2006;

“Holder” in relation to Shares means the person whose name is entered in the register of members as the holder of the Shares or, in the case of a Share in respect of which a share warrant has been issued (and not cancelled), the person in possession of that warrant;

“Instrument” means a Document in Hard Copy Form;

“Internal Reorganisation” means a reorganisation of the Company and its Subsidiaries (or all or substantially all of the business, assets and undertakings of the Company and its Subsidiaries), such that the ultimate beneficial ownership of the Company and its Subsidiaries (or all or substantially all of the business, assets and undertakings of the Company and its Subsidiaries) does not change;

“Listing” means the admission of any of the Shares (or shares deriving therefrom following any capital reorganisation effected in connection with the Listing, including shares in a holding company of the Company) to trading becoming effective on:

(i)	any stock exchange (which shall include, without limitation, the London Stock Exchange, the New York Stock Exchange and NASDAQ); or

(ii)	any significant trading platform with at least 15 per cent. of such shares in public hands,

in either case, in connection with an underwritten offer or as a direct introduction to listing;

“Longstop Date” means 31 December 2025;

“Longstop Put Notice” means a notice sent to the Company by a Plan Ordinary Shareholder in accordance with the provisions of article 41.2.1;

“Longstop Valuation” has the meaning given to it in article 42.1;

“Longstop Valuation Price” has the meaning given to it in article 42.2.1;

“Majority Shareholder” means the Holder at the relevant time of the majority of the issued Ordinary Shares in the Company;

“Model Articles” means the model articles for private companies limited by shares contained in Schedule 1 of The Companies (Model Articles) Regulations 2008 (SI 2009/3229) as amended from time to time and in force at the date of adoption of these Articles;

“Non-Plan Ordinary Shareholder” means any Shareholder other than a Plan Ordinary Shareholder;

“Non-Plan Ordinary Shareholder Proportions” has the meaning given to it in article 46.2;

“Ordinary Resolution” has the meaning given in section 282 CA 2006;

“Ordinary Shares” means the ordinary shares of £0.001 each in the capital of the Company, having the rights, and being subject to the restrictions, set out in these Articles in relation to shares so designated, and “Ordinary Shareholder” shall be construed accordingly;

“Ordinary A Shares” means the ordinary A shares of £0.001 each in the capital of the Company, having the rights, and being subject to the restrictions, set out in these Articles in relation to shares so designated, and “Ordinary A Shareholder” shall be construed accordingly;

“Paid” means paid or credited as paid;

“Parent Company” means the Company’s shareholder(s) for the time being (excluding any Holders of Plan Shares);

“Participate”, in relation to a Directors’ meeting, has the meaning given in article 10;

“Partly Paid” in relation to a Share means that part of that Share’s nominal value or any premium at which it was issued has not been Paid to the Company;

“Permitted Change of Control” means: (i) a person (together with any persons Acting in Concert with such person) coming to hold directly or indirectly more than 50 per cent of the voting rights in SoftBank; (ii) a Shareholder Transfer, provided that, if a transferee, which (together with any persons Acting in Concert) comes to hold more than 50 per cent of the voting rights in the Company, subsequently ceases to be directly or indirectly controlled by SoftBank (including, without limitation, through ownership or control of such transferee’s manager or investment adviser) (“Subsequent Shareholder Change of Control”), the date which falls nine weeks after such loss of control by SoftBank will constitute a Change of Control (“Subsequent Shareholder Change of Control Exit Event”); (iii) any transfer of Shares by SVF to its limited partners pursuant to the terms of the limited partnership agreement constituting SVF; (iv) any Internal Reorganisation; and/or (v) the grant of, or exercise of rights in relation to, any Share Security (other than a Distressed Share Sale);

“Plan E-mail Address” means an e-mail address notified to Plan Ordinary Shareholders by the Company from time to time;

“Plan Ordinary Shareholder” means: (i) any employee and/or director of any Group Company who comes to hold Plan Shares; (ii) any person that holds Plans Shares on trust for any employee and/or director of any Group Company who comes to hold Plan Shares; and (iii) any heir of a French Sub-Plan Participant, where such heir comes to hold Plan Shares;

“Plan Shares” means Ordinary Shares and/or Ordinary A Shares of which a Plan Ordinary Shareholder becomes a holder as a result of the vesting of Awards under the All-Employee Plan Rules and/or the Executive Plan Rules;

“Prospective Plan Ordinary Shareholders” has the meaning given to it in article 44.2.2;

“Proxy Notice” has the meaning given in article 64;

“Refreshed Valuation” a report prepared by Valuers which determines the Fair Market Value of the Company using principles and methodology consistent with those used in the Longstop Valuation;

“Refreshed Valuation Price” has the meaning given to it in article 42.2.3;

“Related Person” means the person or person(s) on behalf of whom a Plan Ordinary Shareholder holds legal title to Plan Shares;

“RSU” means a right to receive Shares granted under and in accordance with the All-Employee Plan Rules or the Executive Plan Rules;

“Shareholder” means a person who is the Holder of a Share (and references to a holder of a Share or a person who holds a Share shall be construed as a reference to the person having legal title to such Share);

“Shareholder Transfer” means any transfer of Shares between the Shareholders as at the Adoption Date (which shall, for the avoidance of doubt, include such Shareholders’ Affiliates), provided that in the case of any transfer pursuant to which the transferee (together with any persons Acting in Concert with it) comes to hold, directly or indirectly, more than 50 per cent. of the voting rights in the Company, such transferee is indirectly or directly controlled by SoftBank (including, without limitation, through ownership or control of such transferee’s manager or investment adviser);

“Shares” means shares in the Company;

“Share Sale” has the meaning given to it in the definition of “Change of Control”;

“Share Security” means any charge, mortgage or other security interest over Shares in the Company (or shares in a holding company of the Company) granted from time to time by the holder of such shares to any person;

“SoftBank” means SoftBank Group Corp., a corporation incorporated under the laws of Japan;

“Special Resolution” has the meaning given in section 283 CA 2006;

“Special Resolution Matters” means any matter requiring approval by the affirmative vote of the holders of a majority of at least 75% of (i) in the case of a vote at a general meeting of the Shareholders, the Shares entitled to vote thereon and present and voting at the relevant meeting or by proxy; or (ii) in the case of action by written consent or as may be required under applicable law, under contract or otherwise, all Shares entitled to vote thereon (which shall include, in each case, a Special Resolution of the Shareholders under the Companies Act 2006);

“Subsequent Valuation” means a report prepared by the Valuers which determines the Fair Market Value of the Company using principles and methodology consistent with those used in the Longstop Valuation;

“Subsequent Valuation Price” has the meaning given to it in article 42.2.3;

“Subsequent Shareholder Change of Control” has the meaning given to it within the definition of Permitted Change of Control;

“Subsequent Shareholder Change of Control Completion Date” means the completion date of any Subsequent Shareholder Change of Control;

“Subsequent Shareholder Change of Control Exit Event” has the meaning given to it within the definition of Permitted Change of Control;

“Subsequent Shareholder Change of Control Put Notice” means a notice sent to the Company by a Plan Ordinary Shareholder in accordance with the provisions of article 43.2.1;

“Subsequent Shareholder Change of Control Valuation” has the meaning given to it in article 43.1.2;

“Subsequent Shareholder Change of Control Valuation Cut-off Date” has the meaning given to it in article 43.2.1;

“Subsequent Shareholder Change of Control Valuation Price” has the meaning given to it in article 43.2.1;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006;

“SVF” means SoftBank Vision Fund L.P. (“Vision Fund”), SoftBank Vision Fund II L.P. (“Vision Fund II”), any successor fund established in relation to Vision Fund or Vision Fund II, the general partner, advisor or manager of which is a direct or indirect Subsidiary of SoftBank (or, in each case, any Affiliate thereof, or any alternative investment vehicle or similar entity established in relation thereto);

“Valuation” has the meaning given to it in article 48.2;

“Valuation Price” has the meaning given to it in article 48.1;

“Valuers” means a firm of third party valuers of international repute appointed by the Board;

“Vision Fund” has the meaning given to it within the definition of SVF;

“Vision Fund II” has the meaning given to it within the definition of SVF; and

“Writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in Electronic Form or otherwise.

1.2	Save as otherwise specifically provided in these Articles, words and expressions which have particular meanings in the CA 2006 shall have the same meanings in these Articles.

1.3	Headings in these Articles are used for convenience only and shall not affect the construction or interpretation of these Articles.

1.4	A reference in these Articles to an “article” is a reference to the relevant article of these Articles unless expressly provided otherwise.

1.5	Unless expressly provided otherwise, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of:

1.5.1	any subordinate legislation from time to time made under it; and

1.5.2	any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts.

1.6

Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	Liability of members

2.1	The liability of the members is limited to the amount, if any, unpaid on the Shares held by them.

PART 2

DIRECTORS

DIRECTORS’ POWERS AND RESPONSIBILITIES

3.	Directors’ general authority

3.1	Subject to the Articles, the Directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

4.	Shareholders’ reserve power

4.1	The Shareholders may, by Special Resolution, direct the Directors to take, or refrain from taking, specified action.

4.2	No such Special Resolution invalidates anything which the Directors have done before the passing of the resolution.

5.	Directors may delegate

5.1	Subject to the Articles, the Directors may delegate any of the powers which are conferred on them under the Articles:

5.1.1	to such person or committee;

5.1.2	by such means (including by power of attorney);

5.1.3	to such an extent;

5.1.4	in relation to such matters or territories; and

5.1.5	on such terms and conditions;

5.1.6	as they think fit.

5.2	If the Directors so specify, any such delegation may authorise further delegation of the Directors’ powers by any person to whom they are delegated.

5.3	The Directors may revoke any delegation in whole or part, or alter its terms and conditions.

6.	Committees

6.1

Committees to which the Directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Articles which govern the taking of decisions by Directors.

6.2	The Directors may make rules of procedure for all or any committees, which prevail over rules derived from the Articles if they are not consistent with them.

DECISION-MAKING BY DIRECTORS

7.	Directors to take decisions collectively

7.1	The general rule about decision-making by Directors is that any decision of the Directors must be either a majority decision at a meeting or a decision taken in accordance with article 8.

7.2	If:

7.2.1	the Company only has one Director for the time being, and

7.2.2	no provision of the Articles requires it to have more than one Director,

the general rule does not apply, and the Director may (for so long as he remains the sole Director) take decisions without regard to any of the provisions of the Articles relating to Directors’ decision-making.

8.	Unanimous decisions

8.1	A decision of the Directors is taken in accordance with this article when all Eligible Directors indicate to each other by any means that they share a common view on a matter.

8.2

Such a decision may take the form of a resolution in Writing, where each Eligible Director has signed one of more copies of it or to which each Eligible Director has otherwise indicated agreement in Writing.

8.3	A decision may not be taken in accordance with this article if the Eligible Directors would not have formed a quorum at such a meeting.

9.	Calling a Directors’ meeting

9.1

Any Director may call a Directors’ meeting by giving not less than two Business Days’ notice of the meeting (or such lesser notice as all the Directors may agree) to the Directors or by authorising the company secretary (if any) to give such notice.

9.2	Notice of any Directors’ meeting must indicate:

9.2.1	its proposed date and time;

9.2.2	where it is to take place; and

9.2.3	if it is anticipated that Directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

9.3	Notice of a Directors’ meeting shall be given to each Director in Writing.

9.4

Notice of a Directors’ meeting need not be given to Directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company not more than 7 days after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

10.	Participation in Directors’ meetings

10.1	Subject to the Articles, Directors Participate in a Directors’ meeting, or part of a Directors’ meeting, when:

10.1.1	the meeting has been called and takes place in accordance with the Articles; and

10.1.2	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

10.2	In determining whether Directors are participating in a Directors’ meeting, it is irrelevant where any Director is or how they communicate with each other.

10.3	If all the Directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

11.	Quorum for Directors’ meetings

11.1	At a Directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

11.2	Subject to article 11.3, the quorum for the transaction of business at a meeting of Directors is any two Directors.

11.3

For the purposes of any meeting (or part of a meeting) held pursuant to article 17 to authorise a Director’s conflict, if there is only one Director in office besides the conflicted Director(s), the quorum for such meeting (or part of a meeting) shall be one Eligible Director.

12.	Chairing of Directors’ meetings

12.1	The Directors may appoint a Director to chair their meetings.

12.2	The person so appointed for the time being is known as the Chairman.

12.3	The Directors may terminate the Chairman’s appointment at any time.

12.4	If the Chairman is not participating in a Directors’ meeting within ten minutes of the time at which it was to start, the participating Directors must appoint one of themselves to chair it.

13.	Voting at Directors’ meetings: general rules

13.1	Subject to the Articles, a decision is taken at a Directors’ meeting by a majority of the votes of the participating Directors.

13.2	Subject to the Articles, each Director participating in a Directors’ meeting has one vote.

13.3	Subject to the Articles, if a Director has an interest in an actual or proposed transaction or arrangement with the Company:

13.3.1	that Director and that Director’s Alternate may not vote on any proposal relating to it; but

13.3.2	this does not preclude the Alternate from voting in relation to that transaction or arrangement on behalf of another Appointor who does not have such an interest.

14.	Casting vote

14.1	If the numbers of votes for and against a proposal at a meeting of Directors are equal, the Chairman or other Director chairing the meeting shall not have a casting vote.

14.2

Article 14.1 shall not apply in respect of a particular meeting (or part of a meeting) if, in accordance with the Articles, the Chairman or other Director is not an Eligible Director for the purposes of that meeting (or part of a meeting).

15.	Alternates voting at Directors’ meetings

15.1	A Director who is also an Alternate Director has an additional vote on behalf of each Appointor who is:

15.1.1	not participating in a Directors’ meeting; and

15.1.2	would have been entitled to vote if they were participating in it.

16.	Transactions or other arrangements with the Company

16.1

Subject to the provisions of CA 2006 and provided he has declared the nature and extent of any interest of his (unless the circumstances in sections 177(5), 177(6), 182(5) or 182(6) CA 2006 apply, in which case no disclosure is required), a Director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the Company, notwithstanding his office:

16.1.1	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

16.1.2

may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director;

16.1.3

may be a Director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate, in which the Company is otherwise (directly or indirectly) interested;

16.1.4

shall not, save as he may otherwise agree, be accountable to the Company for any benefit which he (or a person connected with him (as defined in section 252 CA 2006)) derives from any contract, transaction or arrangement or from any office or employment or from any interest in any body corporate which he is permitted to hold or enter into by virtue of articles 16.1.1, 16.1.2 or 16.1.3 and no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 CA 2006;

16.1.5

shall, subject to article 17.1, be an Eligible Director for the purposes of any proposed decision of the Directors (or committee of Directors) and shall be entitled to vote at a meeting of Directors (or of a committee of the Directors) or Participate in any unanimous decision on any matter referred to in articles 16.1.1 to 16.1.4 (inclusive) or on any resolution which in any way concerns or relates to a matter in which he has, directly or indirectly, any kind of interest whatsoever and if he shall vote on any such resolution his vote shall be counted.

16.2	For the purposes of this article 16, references to proposed decisions and decision-making processes include any Directors’ meeting or part of a Directors’ meeting.

16.3	Any disclosure required by article 16.1 may be made at a meeting of the Directors, by notice in Writing or by general notice or otherwise in accordance with section 177 CA 2006.

16.4

Subject to article 16.5, if a question arises at a meeting of Directors or of a committee of Directors as to the right of a Director to Participate in the meeting (or part of the meeting) for voting or quorum purposes, the question may, before the conclusion of the meeting, be referred to the Chairman whose ruling in relation to any Director other than the Chairman is to be final and conclusive.

16.5

If any question as to the right to Participate in the meeting (or part of the meeting) should arise in respect of the Chairman, the question is to be decided by a decision of the Directors at that meeting, for which purpose the Chairman is not to be counted as participating in the meeting (or that part of the meeting) for voting or quorum purposes.

17.	Conflicts of interest

17.1

For the purposes of section 175 CA 2006, the Directors may authorise any matter proposed to them in accordance with these Articles which would, if not so authorised, involve a breach of duty by a Director under that section, including, without limitation, any matter which relates to a situation in which a Director has, or can have, an interest which conflicts, or possibly may conflict, with the interests of the Company. Any such authorisation will be effective only if:

17.1.1	any requirement as to quorum at the meeting at which the matter is considered is met without counting the Director in question or any other interested Director; and

17.1.2	the matter was agreed to without his voting or would have been agreed to if his vote had not been counted.

The Directors may (whether at the time of the giving of the authorisation or subsequently) make any such authorisation subject to any limits or conditions they expressly impose but such authorisation is otherwise given to the fullest extent permitted. The Directors may vary or terminate any such authorisation at any time.

For the purposes of these Articles, a conflict of interest includes a conflict of interest and duty and a conflict of duties, and interest includes both direct and indirect interests.

17.2

A Director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any body corporate;

17.2.1	the acceptance, entry into or existence of which has been approved by the Board pursuant to article 16.1 (subject, in any case, to any limits or conditions to which such approval was subject); or

17.2.2	which he is permitted to hold or enter into by virtue of articles 16.1.1, 16.1.2 and 16.1.3;

17.2.3	nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 CA 2006.

17.3

A Director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a Director of the Company and in respect of which he owes a duty of confidentiality to another person. However, to the extent that his relationship with that other person gives rise to a conflict of interest or possible conflict of interest, this article applies only if the existence of that relationship has been approved by the Directors pursuant to article 17.1. In particular, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 (inclusive) CA 2006 because he fails:

17.3.1	to disclose any such information to the Board or to any Director or other officer or employee of the Company; and/or

17.3.2	to use or apply any such information in performing his duties as a Director of the Company.

17.4	The provisions of these Articles are without prejudice to any equitable principle or rule of law which may excuse the Director from:

17.4.1	disclosing information, in circumstances where disclosure would otherwise be required under these Articles; or

17.4.2

attending meetings or discussions or receiving Documents and information in circumstances where such attendance or receipt of such Documents and information would otherwise be required under these Articles.

18.	Records of decisions to be kept

18.1	The Directors must ensure that the Company keeps a record, in Writing, for at least 10 years from the date of the decision recorded, of every unanimous or majority decision taken by the Directors.

18.2	Where decisions of the Directors are taken by electronic means, such decisions shall be recorded by the Directors in permanent form, so that they may be read with the naked eye.

19.	Directors’ discretion to make further rules

19.1	Subject to the Articles, the Directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to Directors.

APPOINTMENT OF DIRECTORS

20.	Number of Directors

20.1	Unless otherwise determined by Ordinary Resolution, the number of Directors (other than Alternate Directors) shall not be subject to any maximum but shall not be less than two.

21.	Methods of appointing Directors

21.1	Any person who is willing to act as a Director, and is permitted by law to do so, may be appointed to be a Director:

21.1.1	by notice given by the Parent Company pursuant to article 72;

21.1.2	by Ordinary Resolution; or

21.1.3	by a decision of the Directors.

22.	Termination of Director’s appointment

22.1	A person ceases to be a Director as soon as:

22.1.1	that person ceases to be a Director by virtue of any provision of the CA 2006 or is prohibited from being a Director by law;

22.1.2	a Bankruptcy order is made against that person;

22.1.3	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

22.1.4	notification is received by the Company from the Director that the Director is resigning from office as Director, and such resignation has taken effect in accordance with its terms; or

22.1.5	a notice in Writing is served upon the Director and the Company signed by the Parent Company removing that person from office as Director.

23.	Directors’ remuneration

23.1	Directors may undertake any services for the Company that the Directors (with the consent of the Parent Company) decide.

23.2	Directors are entitled to such remuneration as the Directors (with the consent of the Parent Company) determine:

23.2.1	for their services to the Company as Directors, and

23.2.2	for any other service which they undertake for the Company.

23.3	Subject to the Articles, a Director’s remuneration may:

23.3.1	take any form; and

23.3.2	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that Director.

23.4	Unless the Directors (with the consent of the Parent Company) decide otherwise, Directors’ remuneration accrues from day to day.

24.	Directors’ expenses

24.1	The Company may pay any reasonable expenses which the Directors (including Alternate Directors) and the Company secretary properly incur in connection with their attendance at:

24.1.1	meetings of Directors or committees of Directors,

24.1.2	general meetings; or

24.1.3

separate meetings of the Holders of any class of Shares or of debentures of the Company or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

ALTERNATE DIRECTORS

25.	Appointment and removal of Alternate Directors

25.1	Any Director (the “Appointor”) may appoint as an Alternate any other Director, or any other person approved in Writing by the Parent Company, to:

25.1.1	exercise that Director’s powers; and

25.1.2	carry out that Director’s responsibilities

in relation to the taking of decisions by the Directors in the absence of the Alternate’s Appointor.

25.2	Any appointment or removal of an Alternate must be effected by notice in Writing to the Company signed by the Appointor, or in any other manner approved by the Directors.

25.3	The notice must:

25.3.1	identify the proposed Alternate; and

25.3.2	in the case of a notice of appointment, contain a statement signed by the proposed Alternate that the proposed Alternate is willing to act as the Alternate of the Director giving the notice.

26.	Rights and responsibilities of Alternate Directors

26.1	An Alternate Director may act as Alternate Director to more than one Director and has the same rights in relation to any decision of the Directors as the Alternate’s Appointor.

26.2	Except as the Articles specify otherwise, Alternate Directors:

26.2.1	are deemed for all purposes to be Directors;

26.2.2	are liable for their own acts and omissions;

26.2.3	are subject to the same restrictions as their Appointors; and

26.2.4	are not deemed to be agents of or for their Appointors

and, in particular (without limitation), each Alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his Appointor is a member.

26.3	A person who is an Alternate Director but not a Director:

26.3.1	may be counted as participating for the purposes of determining whether a quorum is present (but only if that person’s Appointor is not participating);

26.3.2	may Participate in a unanimous decision of the Directors (but only if his Appointor is an Eligible Director in relation to that decision, but does not Participate); and

26.3.3	shall not be counted as more than one Director for the purposes of articles 26.3.1 and 26.3.2.

26.4

A Director who is also an Alternate Director is entitled, in the absence of his Appointor, to a separate vote on behalf of his Appointor, in addition to his own vote on any decision of the Directors (provided that his Appointor is an Eligible Director in relation to that decision), but shall not count as more than one Director for the purposes of determining whether a quorum is present.

26.5

An Alternate Director is not entitled to receive any remuneration from the Company for serving as an Alternate Director except such part of the Alternate’s Appointor’s remuneration as the Appointor may direct by notice in Writing made to the Company.

27.	Termination of Alternate Directorship

27.1	An Alternate Director’s appointment as an Alternate terminates:

27.1.1	when the Alternate’s Appointor revokes the appointment by notice to the Company in Writing specifying when it is to terminate;

27.1.2

on the occurrence, in relation to the Alternate, of any event which, if it occurred in relation to the Alternate’s Appointor, would result in the termination of the Appointor’s appointment as a Director;

27.1.3	on the death of the Alternate’s Appointor; or

27.1.4	when the Alternate’s Appointor’s appointment as a Director terminates; or

27.1.5	when the Parent Company revokes the appointment by notice in Writing to the Alternate, the Alternate’s Appointor and the Company.

PART 3

SHARES AND DISTRIBUTIONS

ISSUE OF SHARES

28.	Powers to issue different classes of Share

28.1

Subject to the Articles, but without prejudice to the rights attached to any existing Share, the Company may issue Shares with such rights or restrictions (including, but not limited to, Shares carrying deferred rights) as may be determined by Ordinary Resolution.

28.2

The Company may issue Shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the Holder, and the Directors may determine the terms, conditions and manner of redemption of any such Shares.

29.	Directors’ authority to allot Shares

29.1

Save to the extent authorised by these Articles, or authorised from time to time by an Ordinary Resolution of the Shareholders, the Directors shall not exercise any power to allot Shares or to grant rights to subscribe for, or to convert any security into, any Shares in the Company.

30.	Exclusion of statutory pre-emption rights

30.1

Pursuant to section 567 CA 2006, the provisions of section 561 CA 2006 (existing Shareholders’ right of pre-emption) and section 562 CA 2006 (communication of preemption offers to Shareholders) shall not apply to the Company.

31.	Payment of commissions on subscriptions for Shares

31.1	The Company may pay any person a commission in consideration for that person:

31.1.1	subscribing, or agreeing to subscribe, for Shares; or

31.1.2	procuring, or agreeing to procure subscriptions for Shares.

31.2	Any such commission may be Paid:

31.2.1	in cash, or in Fully Paid or Partly Paid Shares or other securities, or partly in one way and partly in the other; and

31.2.2	in respect of a conditional or absolute subscription.

32.	Company not bound by less than absolute interests

32.1

Except as required by law, no person is to be recognised by the Company as holding any Share upon any trust, and except as otherwise required by law or the Articles, the Company is not in any way to be bound by or recognise any interest in a Share other than the Holder’s absolute ownership of it and all the rights attaching to it.

33.	Share certificates

33.1	The Company must issue each Shareholder, free of charge, with one or more certificates in respect of the Shares which that Shareholder holds.

33.2	Every certificate must specify:

33.2.1	in respect of how many Shares, of what class, it is issued;

33.2.2	the nominal value of those Shares; and

33.2.3	any distinguishing numbers assigned to them.

33.3	No certificate may be issued in respect of Shares of more than one class.

33.4	If more than one person holds a Share, only one certificate may be issued in respect of it.

33.5	Certificates must:

33.5.1	have affixed to them the Company’s common seal; or

33.5.2	be otherwise executed in accordance with the Companies Acts.

34.	Replacement Share certificates

34.1	If a certificate issued in respect of a Shareholder’s Share is:

34.1.1	damaged or defaced, or

34.1.2	said to be lost, stolen or destroyed,

that Shareholder is entitled to be issued with a replacement certificate in respect of the same Shares.

34.2	A Shareholder exercising the right to be issued with such a replacement certificate:

34.2.1	may at the same time exercise the right to be issued with a single certificate or separate certificates;

34.2.2	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

34.2.3	must comply with such conditions as to evidence and indemnity as the Directors decide.

PARTLY PAID SHARES

35.	Company’s lien over Partly Paid Shares

35.1	The Company shall have a first and paramount lien on:

35.1.1	all Shares of the Company whether Fully Paid or not; and

35.1.2	all Shares registered in the name of any person indebted or under liability to the Company, whether he be the sole registered Holder thereof or one of several joint Holders for all indebtedness or other liability to the Company of any member. The Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this article. The Company’s lien on a Share shall extend to any amount payable in respect of it.

35.2	The Company’s lien over a Share:

35.2.1	takes priority over any third party’s interest in that Share; and

35.2.2	extends to any dividend or other money payable by the Company in respect of that Share and (if the lien is enforced and the Share is sold by the Company) the proceeds of sale of that Share.

35.3	The Directors may at any time decide that a Share which is or would otherwise be subject to the Company’s lien shall not be subject to it, either wholly or in part.

36.	Enforcement of the Company’s lien

36.1	Subject to the provisions of this article, if:

36.1.1	a lien enforcement notice has been given in respect of a Share; and

36.1.2	the person to whom the notice was given has failed to comply with it, the Company may sell that Share in such manner as the Directors decide.

36.2	A lien enforcement notice:

36.2.1	may only be given in respect of a Share which is subject to the Company’s lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

36.2.2	must specify the Share concerned;

36.2.3	must require payment of the sum within fourteen Clear Days of the notice;

36.2.4	must be addressed either to the Holder of the Share;

36.2.5	must state the Company’s intention to sell the Share if the notice is not complied with; and

36.2.6	may only be given with the prior written consent of the Parent Company.

36.3	Where Shares are sold under this article:

36.3.1	the Directors may authorise any person to execute an Instrument or transfer of the Shares to the purchaser or to a person nominated by the purchaser; and

36.3.2	the transferee is not bound to see to the application of the consideration, and the transferee’s title is not affected by any irregularity in or invalidity of the process leading to the sale.

36.4	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

36.4.1	first, in payment of so much of the sum for which the lien exists as was payable at the date of the lien enforcement notice; and

36.4.2

second, to the person entitled to the Shares at the date of the sale, but only after the certificate for the Shares sold has been surrendered to the Company for cancellation, or an indemnity in a form reasonably satisfactory to the Directors has been given for any lost certificates, and subject to a lien equivalent to the Company’s lien for any money payable (whether payable immediately or at some time in the future) as existed upon the Shares before the sale in respect of all Shares registered in the name of such person (whether as the sole registered Holder or as one of several joint Holders) after the date of the lien enforcement notice.

36.5

A statutory declaration by a Director or the company secretary that the declarant is a Director or the company secretary and that a Share has been sold to satisfy the Company’s lien on a specified date:

36.5.1	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share; and

36.5.2	subject to compliance with any other formalities of transfer required by these Articles or by law, constitutes a good title to the Share.

37.	Calls on Shares and forfeiture

37.1	Subject to the Articles and the terms of allotment, the Directors may with the prior written consent of the Parent Company:

37.1.1	make calls upon the members in respect of any moneys unpaid on their Shares (whether in respect of nominal value or premium); and

37.1.2

require that each member shall (subject to receiving at least fourteen Clear Days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his Shares.

37.1.3	A call may be:

(i)	required to be Paid by instalments;

(ii)	revoked in whole or part; and

(iii)	postponed in whole or part.

37.2	A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect whereof the call was made.

37.3	The joint Holders of a Share shall be jointly and severally liable to pay all calls.

37.4

If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is Paid at:

37.4.1	the rate fixed by the terms of allotment of the Share or in the notice of the call; or

37.4.2	at a rate of 5 per cent. per annum, but the Directors may waive payment of the interest wholly or in part.

37.5

An amount payable in respect of a Share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call and if it is not Paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

37.6	Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares for a difference between the Holders in the amounts and times of payment of calls on their Shares.

37.7

If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen Clear Days’ notice requiring payment of the amount unpaid together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

37.8

If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited Shares and not Paid before the forfeiture.

37.9	Any Share which is forfeited in accordance with these Articles may be:

37.9.1	sold;

37.9.2	re-allotted; or

37.9.3	otherwise disposed of

on such terms and in such manner as the Directors determine either to the person who was before the forfeiture the Holder or to any other person and at any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an Instrument of transfer of the Share to that person.

37.10	A person any of whose Shares have been forfeited shall:

37.10.1	cease to be a member;

37.10.2	surrender to the Company for cancellation the certificate for the Shares forfeited; and

37.10.3	remain liable to the Company for all moneys which at the date of forfeiture were presently payable by him to the Company.

Interest shall be charged at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at a rate of 5 per cent. per annum from the date of forfeiture until payment but the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of forfeiture or for any consideration received on their disposal.

37.11

A statutory declaration by a Director or the company secretary that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share and the declaration shall (subject to the execution of an Instrument of transfer if necessary) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the Share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the Share.

38.	Share transfers

38.1

Shares may be transferred by means of an Instrument of transfer in any usual form or any other form approved by the Directors, which is executed by or on behalf of the transferor and, unless the Share is Fully Paid, the transferee.

38.2	No fee may be charged for registering any Instrument of transfer or other Document relating to or affecting the title to any Share.

38.3	The Company may retain any Instrument of transfer which is registered.

38.4	The transferor remains the Holder of a Share until the transferee’s name is entered in the register of members as Holder of it.

38.5

The Directors shall forthwith register any duly stamped transfer made in accordance with this article but shall not have any discretion to register any transfer of Shares which has not been made in compliance with this article.

38.6	Subject to articles 38.7 and 38.8, the Ordinary Shares and the Ordinary A Shares shall be capable of transfer without restriction.

38.7

Except for any transfer expressly permitted or required under these Articles, or unless the Majority Shareholder has given its approval, at any time prior to a Listing: the Plan Shares shall not be transferable nor shall any Plan Ordinary Shareholder be entitled to create an encumbrance over Plan Shares.

38.8	At any time prior to a Listing:

38.8.1	no Plan Share may be transferred to SVF or its Affiliates without the prior written consent of SoftBank; and

38.8.2	no Plan Share may be transferred to SoftBank or its Affiliates without the prior written consent of SVF.

38.9	Articles 38.7 and 38.8 shall not apply to Plan Shares held by a French Estate Holder.

VOTING RIGHTS

39.	Voting rights

39.1	Subject to article 46.2 (in respect of Plan Ordinary Shareholders only):

39.1.1	Ordinary Shareholders shall be entitled to receive notice of and to attend and vote at general meetings of the Company; and

39.1.2	on a poll, each Ordinary Shareholder who is present in person or by proxy or corporate representative shall have a total of one vote for each Ordinary Share held.

39.2	Subject to articles 39.3 and 39.4:

39.2.1	Ordinary A Shareholders shall be entitled to receive notice of and to attend and vote at general meetings of the Company; and

39.2.2	on a poll, each Ordinary A Shareholder who is present in person or by proxy or corporate representative shall have a total of one vote for each Ordinary A Share held.

39.3

In respect of Special Resolution Matters, Ordinary A Shares shall not confer on the Holder of such Ordinary A Shares (in their capacity as such) any right to: (i) receive notice of or to attend, speak or vote at any general meetings of the Company; or (ii) vote on any action by written consent, or as may be required under applicable law, under contract or otherwise.

39.4

Ordinary A Shares shall not confer on the Holder (in their capacity as such) any right to (i) receive notice of or to attend, speak or vote at any general meetings of the Company; or (ii) vote on any action by written consent, or as may be required under applicable law, under contract or otherwise, until the earlier to occur of: (x) a Listing; (y) a Change of Control; or (z) the Longstop Date.

PLAN ORDINARY SHAREHOLDERS

40.	Listing

40.1	For the purposes of a Listing:

40.1.1

each Plan Ordinary Shareholder shall execute and deliver and do such acts, deeds, documents and things as the Board shall reasonably require of him in that capacity to reorganise the share capital of the Company into shares of a class and nominal value appropriate for that purpose, including but not limited to passing any resolutions and providing any consents necessary for that purpose (and/or to change these Articles with effect from Listing to make them suitable for a listed company) and surrendering his share certificates for cancellation and replacement; and

40.1.2

each Plan Ordinary Shareholder shall be deemed hereby to appoint such person as shall be nominated for this purpose by the Board as his agent for the purposes of executing and delivering and doing any acts deeds and things as are required on his part by this article 40.1.

40.2	Without prejudice to article 40.1, if it is determined by the Board to pursue a Listing, upon written request from the Company each Plan Ordinary Shareholder shall:

40.2.1

sell or agree to offer to sell shares in the relevant entity in the Listing up to the pro rata proportion of its shares in the relevant entity immediately prior to the Listing (including entering into any over-allotment arrangements on such pro rata basis);

40.2.2

give such warranties to the underwriters, sponsors, bookbuilders and financial advisers of or connected with the Listing in relation to their title to the shares to be sold pursuant to article 40.2.1 above as may be reasonably required by the Board; and

40.2.3	agree to enter into reasonable restrictions on the sale of their shares following the Listing and on the same terms as may be reasonably required by the Board.

40.3

If so required by the Company, each Plan Ordinary Shareholder will take such steps and actions as the Company shall reasonably require such that a new holding company is inserted between the Company and the then Shareholders in a manner which leaves the Plan Ordinary Shareholders with the same (save for immaterial differences) substantive rights (indirectly) in relation to the business of the Group and the same (save for immaterial differences) substantive rights in relation to the transfer and issue of shares in the new holding company, and the same (save for immaterial differences) economic interest in the Group as before the insertion of such holding company.

41.	Company Business Sale: Plan Ordinary Shareholders

41.1	In respect of a Company Business Sale which results in Plan Ordinary Shareholders receiving Plan Shares:

41.1.1

fora period of 30 days following the completion of such Company Business Sale, Plan Ordinary Shareholders shall have the right, by notifying the Company via the Plan E-mail Address, to sell all (but not some only, and in the case of a Plan Ordinary Shareholder holding Plan Shares on behalf of a Related Person, all of the Plan Shares of which he/they are registered holders on behalf of such Related Person but not some only of the Shares of which he/they are registered holders on behalf of such Related Person) of their Plan Shares to the Company (or to such person or persons as the Company may designate) at a price per Plan Share calculated by reference to the Exit Value (“Company Business Sale Ordinary Share Price”). Each Company Business Sale Put Notice will take effect on the day which falls 30 days following the completion of such Company Business Sale (“Company Business Sale Put Closing Date”) and shall be revocable by the relevant Plan Ordinary Shareholder (by notice given to the Company via the Plan E-mail Address) on or before the day prior to the Company Business Sale Put Closing Date (for the avoidance of doubt, any Company Business Sale Put Notice sent to the Company on the Company Business Sale Put Closing Date shall be irrevocable); and

41.1.2

for a period of 120 days following the completion of such Company Business Sale, the Company, or a person or persons designated by the Company, shall have the right to acquire all (or some only) of the Plan Shares received by Plan Ordinary Shareholders, by giving notice in writing to the relevant Plan Ordinary Shareholder(s), at a price per Share calculated by reference to the Exit Value.

41.2	On service of a notice of exercise (by Plan Ordinary Shareholder(s) or the Company, as applicable) pursuant to article 41.1:

41.2.1

the relevant Plan Ordinary Shareholder(s) will be obliged to transfer their Plan Shares (or, in the case of a Plan Ordinary Shareholder holding Shares on behalf of a Related Person, the Plan Shares held on behalf of that Related Person in respect of which a notice of exercise was served pursuant to article 41.1) to the Company or, as the case may be, such person or persons designated by the Company at a price per Plan Share equal to the Company Business Sale Ordinary Share Price and the sale and purchase of the relevant Plan Shares shall take place on such date as the Directors determine and notify to the relevant Plan Ordinary Shareholder, being no later than the date falling 30 days after the date on which the notice of exercise was given or, as applicable received, by the Company; and

41.2.2

the relevant Plan Ordinary Shareholder(s) and the Company (or, as the case may be, the person or persons designated by the Company in accordance with article 41.1) shall be obliged to complete the transfer of the relevant Shares in accordance with article 47.

42.	Longstop Date: Plan Shareholders

42.1

If neither a Listing nor a Change of Control has occurred by the Longstop Date, the Company shall instruct the Valuers to determine the Fair Market Value of the Company as at the Longstop Date and the Company shall use its reasonable endeavours to procure that the Valuers deliver their report on the same (the “Longstop Valuation”) to the Company on or before 6 February 2026.

42.2

If neither a Listing nor a Change of Control has occurred by the Longstop Date and the valuation of the Company determined by the Longstop Valuation carried out in accordance with article 42.1 results in Plan Ordinary Shareholders receiving Plan Shares on 9 March 2026:

42.2.1

from (and including) 9 March 2026 until (and including) 31 March 2026, Plan Ordinary Shareholders shall have the right, by notifying the Company via the Plan E-mail Address, to sell all (but not some only, or in the case of a Plan Ordinary Shareholder holding Plan Shares on behalf of a Related Person, all of the Plan Shares of which he/they are registered holder on behalf of such Related Person but not some only of the Shares of which he/they are registered holder on behalf of such Related Person) of their Plan Shares to the Company (or to such person or persons as the Company may designate) at a price per Plan Share which is equal to the Fair Market Value per Share as determined by the Longstop Valuation (the “Longstop Valuation Price”). Each Longstop Put Notice will take effect on 31 March 2026 and shall be revocable by the relevant Plan Ordinary Shareholder (by notice given to the Company via the Plan E-mail Address) on or before 30 March 2026 (for the avoidance of doubt, any Longstop Put Notice sent to the Company on 31 March 2026 shall be irrevocable);

42.2.2

until (and including) 31 March 2026, the Company, or a person or persons designated by the Company, shall have the right to acquire all (or some only) of the Plan Shares by giving notice in writing to the relevant Plan Ordinary Shareholder(s) at a price per Plan Share which is equal to the Longstop Valuation Price; and

42.2.3

at any time from (and including) 1 April 2026, the Company, or a person or persons designated by the Company, shall have the right to acquire all (or some only) of the Plan Shares by giving notice in writing to the relevant Plan Ordinary Shareholder(s) at a price per Plan Share which is equal to the Fair Market Value per Share as determined by a Subsequent Valuation with a valuation date which is no more than three months before the date of such notice (“Subsequent Valuation Price”).

42.3	On service of a notice of exercise (by Plan Ordinary Shareholder(s) or the Company, as applicable) pursuant to article 42.2:

42.3.1

the relevant Plan Ordinary Shareholder(s) will be obliged to transfer their Plan Shares (or, in the case of a Plan Ordinary Shareholder holding Plan Shares on behalf of a Related Person, the Plan Shares held on behalf of that Related Person in respect of which a notice of exercise was served pursuant to article 42.2) to the Company or, as applicable, such person or persons designated by the Company at a price per Plan

Share that, if the notice is served prior to (but excluding) 1 April 2026, is equal to the Longstop Valuation Price and, if on or after 1 April 2026, is equal to the Subsequent Valuation Price, and the sale and purchase of the relevant Plan Shares shall take place on such date as the Directors determine and notify to the relevant Plan Ordinary Shareholder, being no later than the date falling 30 days after the date on which the notice of exercise was received by the Company or the Plan Ordinary Shareholder(s) (as applicable); and

42.3.2

the relevant Plan Ordinary Shareholder(s) and the Company (or, as the case may be, the person or persons designated by the Company in accordance with article 42.2) shall be obliged to complete the transfer of the relevant Plan Shares in accordance with article 47.

43.	Subsequent Shareholder Change of Control: Plan Shareholders

43.1	As soon as reasonably practicable after a Subsequent Shareholder Change of Control Completion Date:

43.1.1	SoftBank and SVF shall notify the Company in writing of the occurrence of such Subsequent Shareholder Change of Control; and

43.1.2

the Company shall instruct the Valuers to determine the Fair Market Value of the Company as at such Subsequent Shareholder Change of Control Completion Date and the Company shall use its reasonable endeavours to procure that the Valuers deliver their report on the same (the “Subsequent Shareholder Change of Control Valuation”) to the Company no later than eight weeks after such Subsequent Shareholder Change of Control Completion Date.

43.2

If the valuation of the Company determined by the Subsequent Shareholder Change of Control Valuation carried out in accordance with article 43.1 results in vesting of Awards under the All-Employee Plan Rules and/or the Executive Plan Rules on the Subsequent Shareholder Change of Control Exit Event:

43.2.1

until (and including) the date which falls three weeks after the Subsequent Shareholder Change of Control Exit Event (“Subsequent Shareholder Change of Control Valuation Cut-off Date”), Plan Ordinary Shareholders shall have the right, by notifying the Company via the Plan E-mail Address, to sell all (but not some only, or in the case of a Plan Ordinary Shareholder holding Plan Shares on behalf of a Related Person, all of the Plan Shares of which he/they are registered holder on behalf of such Related Person but not some of the Plan Shares of which he/they are registered holder on behalf of such Related Person) of their Plan Shares to the Company (or to such person as the Company may designate) at a price per Plan Share which is equal to the Fair Market Value per Share as determined by the Subsequent Shareholder Change of Control Valuation (“Subsequent Shareholder Change of Control Valuation Price”) Each Subsequent Shareholder Change of Control Put Notice will take effect on the Subsequent Shareholder Change of Control Valuation Cut-off Date and shall be revocable by the relevant Plan Ordinary Shareholder (by notice given to the Company via the Plan E-mail Address) at any point on or before the day immediately preceding the Subsequent Shareholder Change of Control Valuation Cut-off Date (for the avoidance of doubt, any Subsequent Shareholder Change of Control Put Notice sent to the Company on the Subsequent Shareholder Change of Control Valuation Cut-off Date shall be irrevocable);

43.2.2

until (and including) the Subsequent Shareholder Change of Control Valuation Cut-off Date, the Company, or a person or persons designated by the Company, shall have the right to acquire all (or some only) of the Plan Shares, by giving notice in writing to the relevant Plan Ordinary Shareholder(s) at a price per Plan Share which is equal to the Subsequent Shareholder Change of Control Valuation Price; and

43.2.3

at any time after the Subsequent Shareholder Change of Control Valuation Cut-off Date, the Company, or a person or persons designated by the Company, shall have the right to acquire all (or some only) of the Plan Shares, by giving notice in writing to the relevant Plan Ordinary Shareholder(s) at a price per Plan Share which is equal to the Fair Market Value per Share as determined by a Refreshed Valuation with a valuation date which is no more than three months before the date of such notice (“Refreshed Valuation Price”).

43.3	On service of a notice of exercise (by Plan Ordinary Shareholder(s) or the Company, as applicable) pursuant to article 43.2:

43.3.1

the relevant Plan Ordinary Shareholder(s) will be obliged to transfer their Plan Shares (or, in the case of a Plan Ordinary Shareholder holding Plan Shares on behalf of a Related Person, the Plan Shares held on behalf of that Related Person in respect of which a notice of exercise was served pursuant to article 43.2) to the Company or, as applicable, such person or persons designated by the Company at a price per Plan Share that, if the notice is served on or before the Subsequent Shareholder Change of Control Valuation Cut-off Date, is equal to the Subsequent Shareholder Change of Control Valuation Price and, if the notice is served after the Subsequent Shareholder Change of Control Valuation Cut-off Date, is equal to the Refreshed Valuation Price, and the sale and purchase of the relevant Plan Shares shall take place on such date as the Directors determine and notify to the relevant Plan Ordinary Shareholder, being no later than the date falling 30 days after the date on which the notice of exercise was received by the Company or the Plan Ordinary Shareholder(s) (as applicable); and

43.3.2

the relevant Plan Ordinary Shareholder(s) and the Company (or, as the case may be, the person or persons designated by the Company in accordance with article 43.2) shall be obliged to complete the transfer of the relevant Plan Shares in accordance with article 47.

44.	Change of Control: Tag Along

44.1	No transfer of Shares which would result, if made and registered, in a Change of Control, will be made or registered unless:

44.1.1	an Approved Offer is made by the proposed transferee(s) (the “Buyer”); and

44.1.2	the Buyer complies in all respects with the terms of the Approved Offer prior to and at the time of completion of the sale and purchase of Shares pursuant to it.

44.2	For the purposes of this article 44 and article 45 “Approved Offer” means an offer in writing served on all:

44.2.1	Plan Ordinary Shareholders that are registered holders of Shares; and

44.2.2

all persons who are to become Plan Ordinary Shareholders and registered holders of Shares on the occurrence of a Change of Control pursuant to the All-Employee Plan Rules and/or the Executive Plan Rules (“Prospective Plan Ordinary Shareholders”),

offering to purchase all of the Shares held by such Plan Ordinary Shareholders or to be held by such Prospective Plan Ordinary Shareholders which:

(i)	is stipulated to be open for acceptance for at least 21 days;

(ii)

is on terms that the sale and purchase of the Shares in respect of which the offer is accepted will be completed at the same time (provided that, the sale and purchase of the Shares held by Prospective Plan Ordinary Shareholders shall be conditional on their RSUs vesting and their Plan Shares being issued in accordance with the All-Employee Plan Rules and/or the Executive Plan Rules (as applicable)); and

(iii)

is on the basis that the consideration due to the relevant Plan Ordinary Shareholders and Prospective Plan Ordinary Shareholders is, in the reasonable opinion of the Board, no less favourable than that being offered to the other Shareholders, provided that (unless the Board agrees otherwise) for these purposes “consideration” shall exclude:

(A)	any offer to subscribe for or acquire any share, debt instrument or other security in the capital of any member of the Buyer’s group made to any holder of Shares; and

(B)	any right offered to such holder of Shares to subscribe for or acquire any share, debt instrument or other security in the capital of any member of the Buyer’s group,

and equivalent consideration may be offered in cash as determined by the Board.

45.	Change of Control: Drag Along

45.1

Whenever an Approved Offer is made, the Majority Shareholder shall have the right (the “Drag Along Right”) to require (in the manner set out in article 45.2) all of the Plan Ordinary Shareholders and Prospective Plan Ordinary Shareholders (the “Dragged Shareholders”) to accept the Approved Offer in full.

45.2

The Drag Along Right may be exercised by the service of notice to that effect by the Majority Shareholder on the Dragged Shareholders that are registered holders of Shares at the same time as, or within seven days following the making of the Approved Offer. Such notice shall be accompanied by all documents required to be executed by such Dragged Shareholders to give effect to the relevant transfer.

45.3	On the exercise of the Drag Along Right:

45.3.1

each of the Dragged Shareholders will be bound to accept the Approved Offer in respect of their entire holding of Shares (the “Dragged Shares”) and to comply with the obligations assumed by virtue of such acceptance; and

45.3.2

the Buyer and the Dragged Shareholders shall be obliged to complete the transfer of the Dragged Shares in accordance with article 47 at such time and place as shall be specified in the notification under article 45.2.

46.	Nominee structure: Plan Ordinary Shareholders

46.1

The legal title to any Ordinary Shares that are Plan Shares shall be held by a nominee entity as a bare trustee (an “Employee Share Nominee”). The identity of any Employee Share Nominee shall be determined by the Board and the Board shall be entitled to direct that a replacement Employee Share Nominee be appointed, in each case at its sole discretion. Each beneficial owner of Plan Shares which are Ordinary Shares shall:

46.1.1	execute and deliver and do such acts, deeds, documents and things as the Board shall reasonably require of him in connection with the arrangements set out in this article 46.1; and

46.1.2

be deemed hereby to appoint such person as shall be nominated for this purpose by the Board as his agent for the purposes of executing and delivering and doing any acts deeds and things as are required on his part by this article 46.1.

46.2

The voting rights attaching to any Ordinary Shares that are Plan Shares shall be exercised only by the relevant Employee Share Nominee, which, in respect of Special Resolution Matters only, must vote in accordance with the written instructions of the Non-Plan Ordinary Shareholders and in proportion to the relative shareholdings of each of the Non-Plan Ordinary Shareholders (“Non-Plan Ordinary Shareholder Proportions”), ignoring any fractions of a vote for this purpose. The Company shall not recognise any votes attaching to Ordinary Shares that are Plan Shares in respect of Special Resolution Matters which are not exercised by the relevant Employee Share Nominee in accordance with (i) the written instructions of the Non-Plan Ordinary Shareholders; and (ii) the Non-Plan Ordinary Shareholder Proportions, and any such votes shall be invalid.

46.3

In the event that a poll is demanded and the Employee Share Nominee does not exercise its votes in accordance with article 46.2, any Ordinary Shares that are Plan Shares shall be deemed to have voted in proportion to the Non-Plan Ordinary Shareholder Proportions, ignoring any fractions of a vote for this purpose.

46.4	This article 46 shall cease to apply following a Listing.

47.	Completion of transfers

47.1

Where this article 47 expressly applies under these Articles to the transfer of Shares, such Shares shall be transferred free of encumbrances and with all rights attaching thereto. For the avoidance of doubt, this article 47 shall not apply to the transfer of any Shares held by SoftBank, SVF or their Affiliates from time to time.

47.2	Upon completion of any transfer of Shares to which this article 47 expressly applies under these Articles:

47.2.1

the seller shall deliver to the purchaser a duly executed transfer in favour of the purchaser together with the certificate representing the relevant Shares and a power of attorney in a form and in favour of a person nominated by the purchaser, so as to enable the purchaser, pending registration, to exercise all rights of ownership in relation to the Shares transferred to it including, without limitation, the voting rights;

47.2.2

the purchaser shall pay the aggregate transfer price in respect of the relevant Shares to the seller by electronic transfer for value on the date of completion or in such other manner as may be agreed between the seller and the purchaser before completion;

47.2.3	the purchaser shall pay any stamp, registration, documentary or other transfer tax on, or in connection with, the transfer (or any agreement to the transfer); and

47.2.4

the seller shall do all such other acts and/or execute all such other documents in a form satisfactory to the purchaser as the purchaser may reasonably require to give effect to the transfer of Shares to it.

47.3

Each of the Shareholders hereby irrevocably and unconditionally (and by way of security for the performance of its obligations under these Articles) appoints any Director as its agent to execute and do, in its name or otherwise and on its behalf, all documents, acts and things which the agent shall in its absolute discretion consider necessary or desirable in order to implement the obligations of that Shareholder under this article 47, including to transfer any Shares in accordance with this article 47.

47.4

Each Shareholder undertakes to ratify any act that any Director as its agent may lawfully do or cause to be done in accordance with this appointment and to indemnify and keep such agent indemnified from all claims, costs, expenses damages and losses which the agent may suffer as a result of the lawful exercise by him of the powers conferred on him under his appointment.

47.5	If a transfer of Shares is executed on behalf of a Shareholder by a Director pursuant to article 47.3

47.5.1

the Company may receive the purchase money on trust for that Shareholder and the receipt by the Company of the purchase money shall be a good discharge for the purchaser, who shall not be bound to see to the application of the purchase money;

47.5.2	the Company shall, subject to any tax under article 47.2.3 having been duly paid, cause the purchaser to be registered as holder of the relevant Shares; and

47.5.3	once registration has taken place in purported exercise of the power contained in this article 47.5, the validity of the proceedings shall not be questioned by any person.

47.6

Where exercise of any right under Articles 41, 42, 43, 44, 45 or 48 requires a notice or written offer to be given to a Plan Ordinary Shareholder or a Prospective Plan Ordinary Shareholder in a jurisdiction where such notice or written offer would or might infringe the laws of such jurisdiction, or would or might require the Company, person or persons designated by the Company, Buyer or Majority Shareholder, as the case may be, to obtain legal advice or any governmental or other consent or effect any registration, filing or other formality, which such person would be unable to comply with, or which such person regards as unduly onerous, then the failure to give a notice or written offer in accordance with such Article shall not invalidate the exercise of that right.

48.	Death of a French Sub-Plan Participant

48.1

If any heir of a French Sub-Plan Participant is a Plan Ordinary Shareholder holding Ordinary A Shares as a result of the exercise of a right arising on the death of such French Sub-Plan Participant (any such person, and any person deriving title from any such person, being a French Estate Holder for the purposes of this article 48), at any time on or after the date on which the French Estate Holder becomes the holder of Ordinary A Shares, the Company, or a person or persons designated by the Company, shall have the right to acquire all (or some only) of the Ordinary A Shares held by the French Estate Holder, by giving notice in writing to such French Estate Holder, at a price per Ordinary A Share which is equal to the Fair Market Value per Ordinary A Share as determined by the Valuation (the “Valuation Price”).

48.2

Prior to giving notice of exercise in accordance with article 48.1, the Board shall instruct the Valuers to determine the Fair Market Value of the Company as at the date falling no more than 60 days prior to the date on which notice is to be provided in accordance with article 48.1, provided that, the Board shall be entitled to determine the Fair Market Value of the Company by reference to the carrying value of the Company as set out in the Majority Shareholder’s most recent financial statements without instructing the Valuers to carry out a valuation (the “Valuation”).

48.3	On service of a notice of exercise by the Company (or a person or persons designated by the Company), pursuant to article 48.1:

48.3.1

the French Estate Holder will be obliged to transfer his Ordinary A Shares to the Company or, as applicable, such person or persons designated by the Company, at the Valuation Price, and the sale and purchase of the Ordinary A Shares held by the French Estate Holder shall take place on such date as the Directors determine and notify to the French Estate Holder, being no later than the date falling 30 days after the date on which the notice of exercise was sent to the French Estate Holder; and

48.3.2

the French Estate Holder and the Company (or, as the case may be, the person or persons designated by the Company in accordance with article 48.1) shall be obliged to complete the transfer of the relevant Ordinary A Shares in accordance with article 47.

DIVIDENDS AND OTHER DISTRIBUTIONS

49.	Procedure for declaring dividends

49.1	The Company may by Ordinary Resolution declare dividends, and the Directors may decide to pay interim dividends.

49.2	A dividend must not be declared unless the Directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the Directors.

49.3	No dividend may be declared or Paid unless it is in accordance with Shareholders’ respective rights.

49.4

Unless the Shareholders’ resolution to declare or Directors’ decisions to pay a dividend, or the terms on which Shares are issued, specify otherwise, it must be Paid by reference to each Shareholder’s holding of Shares on the date of the resolution or decision to declare or pay it.

49.5

If the Company’s share capital is divided into different classes, no interim dividend may be Paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

49.6	The Directors may pay at intervals any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

49.7

If the Directors act in good faith, they do not incur any liability to the Holders of Shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on Shares with deferred or non-preferred rights.

50.	Payment of dividends and other distributions

50.1	Where a dividend or other sum which is a distribution is payable in respect of a Share, it shall be Paid by:

50.1.1	such method of payment as the Parent Company shall by notice to the Directors direct in accordance with article 72; or

50.1.2	any other means of payment as the Directors may agree with the Distribution Recipient in Writing.

50.2	In the Articles, “Distribution Recipient” means, in respect of a Share in respect of which a dividend or other sum is payable:

50.2.1	the Holder of the Share; or

50.2.2	if the Share has two or more joint Holders, whichever of them is named first in the register of members.

51.	No interest on distributions

51.1	The Company may not pay interest on any dividend or other sum payable in respect of a Share unless otherwise provided by:

51.1.1	the terms on which the Share was issued, or

51.1.2	the provisions of another agreement between the Holder of that Share and the Company.

52.	Unclaimed distributions

52.1	All dividends or other sums which are:

52.1.1	payable in respect of Shares; and

52.1.2	unclaimed after having been declared or become payable

may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed.

52.2	The payment of any such dividend or other sum into a separate account does not make the Company a trustee in respect of it.

52.3	If:

52.3.1	twelve years have passed from the date on which a dividend or other sum became due for payment; and

52.3.2	the Distribution Recipient has not claimed it the Distribution Recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

53.	Non-cash distributions

53.1

Subject to the terms of issue of the Share in question, the Company may, by Ordinary Resolution on the recommendation of the Directors, decide to pay all or part of a dividend or other distribution payable in respect of a Share by transferring non-cash assets of equivalent value (including, without limitation, shares or other securities in any company).

53.2	For the purposes of paying a non-cash distribution, the Directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

53.2.1	fixing the value of any assets;

53.2.2	paying cash to any Distribution Recipient on the basis of that value in order to adjust the rights of recipients; and

53.2.3	vesting any assets in trustees.

54.	Waiver of distributions

54.1	Distribution Recipients may waive their entitlement to a dividend or other distribution payable in respect of a Share by giving the Company notice in Writing to that effect, but if:

54.1.1	the Share has more than one Holder; or

54.1.2

more than one person is entitled to the Share, whether by reason of the death or Bankruptcy of one or more joint Holders, or otherwise the notice is not effective unless it is expressed to be given, and signed, by all the Holders or persons otherwise entitled to the Share.

CAPITALISATION OF PROFITS

55.	Authority to capitalise and appropriation of capitalised sums

55.1	Subject to the Articles, the Directors may, if they are so authorised by an Ordinary Resolution:

55.1.1

decide to capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of the Company’s share premium account, merger reserve or capital redemption reserve; and

55.1.2

appropriate any sum which they so decide to capitalise (“capitalised sum”) to the persons who would have been entitled to it if it were distributed by way of dividend (“persons entitled”) and in the same proportions.

55.2	Capitalised sums must be applied:

55.2.1	on behalf of the persons entitled; and

55.2.2	in the same proportions as a dividend would have been distributed to them.

55.3	Any capitalised sum may be applied:

55.3.1	in paying up new Shares of a nominal amount equal to the capitalised sum which are then allotted credited as Fully Paid to the persons entitled or as they may direct; or

55.3.2

as those members may direct by way of an Ordinary Resolution (such Ordinary Resolution to be binding on all members), including to any person(s) who is/are not member(s) on the record date specified in the resolution.

55.4	A capitalised sum which was appropriated from profits available for distribution may be applied:

55.4.1	in or towards paying up any amounts unpaid on existing Shares held by the persons entitled; or

55.4.2	in paying up new debentures of the Company which are then allotted credited as Fully Paid to the persons entitled or as they may direct.

55.5	Subject to the Articles the Directors may:

55.5.1	apply capitalised sums in accordance with articles 55.3 and 55.4 partly in one way and partly in another;

55.5.2

make such arrangements as they think fit to deal with Shares or debentures becoming distributable in fractions under this article (including the issuing of fractional certificates or the making of cash payments); and

55.5.3

authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of Shares and debentures to them under this article.

PART 4

DECISION-MAKING BY SHAREHOLDERS

ORGANISATION OF GENERAL MEETINGS

56.	Attendance and speaking at general meetings

56.1

A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

56.2	A person is able to exercise the right to vote at a general meeting when:

56.2.1	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

56.2.2	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

56.3	The Directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

56.4	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

56.5

Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

57.	Quorum for general meetings

57.1	No business other than the appointment of the Chairman of the Meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum.

57.2	If the Company has only one member, one qualifying person present at a general meeting is a quorum.

57.3

If the Company has more than one member, two qualifying persons present at a meeting are a quorum, unless each is a representative of a corporation or each is appointed as proxy of a member and they are representatives of the same corporation or are proxies of the same member.

57.4	For the purposes of these Articles a “qualifying person” is:

57.4.1	an individual who is a member of the Company;

57.4.2	a person authorised to act as the representative of a corporation in relation to the meeting; or

57.4.3	a person appointed as proxy of a member in relation to the meeting.

58.	Chairing general meetings

58.1	If the Directors have appointed a Chairman, the Chairman shall chair general meetings if present and willing to do so.

58.2	If the Directors have not appointed a Chairman, or if the Chairman is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

58.2.1	the Directors present; or

58.2.2	(if no Directors are present), the meeting must appoint a Director or Shareholder to chair the meeting, and the appointment of the Chairman of the Meeting must be the first business of the meeting.

58.3	The person chairing a meeting in accordance with this article is referred to as “the Chairman of the Meeting”.

59.	Attendance and speaking by Directors and non-Shareholders

59.1	Directors may attend and speak at general meetings, whether or not they are Shareholders.

59.2	The Chairman of the Meeting may permit other persons who are not:

59.2.1	Shareholders of the Company; or

59.2.2	otherwise entitled to exercise the rights of Shareholders in relation to general meetings to attend and speak at a general meeting.

60.	Adjournment

60.1

If the persons attending a general meeting within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during a meeting a quorum ceases to be present, the Chairman of the Meeting must adjourn it.

60.2	The Chairman of the Meeting may adjourn a general meeting at which a quorum is present if:

60.2.1	the meeting consents to an adjournment; or

60.2.2

it appears to the Chairman of the Meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

60.3	The Chairman of the Meeting must adjourn a general meeting if directed to do so by the meeting.

60.4	When adjourning a general meeting, the Chairman of the Meeting must:

60.4.1	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the Directors; and

60.4.2	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

60.5

If the continuation of an adjourned meeting is to take place more than 14 days after it was adjourned, the Company must give at least 7 Clear Days’ notice of it (that is, excluding the day of the adjourned meeting and the day on which the notice is given):

60.5.1	to the same persons to whom notice of the Company’s general meetings is required to be given; and

60.5.2	containing the same information which such notice is required to contain.

60.6	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

VOTING AT GENERAL MEETINGS

61.	Voting: general

61.1	A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the Articles.

62.	Errors and disputes

62.1

No objection may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid.

62.2	Any such objection must be referred to the Chairman of the Meeting, whose decision is final.

63.	Poll votes

63.1	A poll on a resolution may be demanded:

63.1.1	in advance of the general meeting where it is to be put to the vote; or

63.1.2	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

63.2	A poll may be demanded at any general meeting by any qualifying person (as defined in section 318 CA 2006) present and entitled to vote at the meeting.

63.3	A demand for a poll may be withdrawn if:

63.3.1	the poll has not yet been taken; and

63.3.2	the Chairman of the Meeting consents to the withdrawal.

A demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made.

63.4	Polls must be taken immediately and in such manner as the Chairman of the Meeting directs.

64.	Content of Proxy Notices

64.1	Proxies may only validly be appointed by a notice in Writing (“Proxy Notice”) which:

64.1.1	states the name and address of the Shareholder appointing the proxy;

64.1.2	identifies the person appointed to be that Shareholder’s proxy and the general meeting in relation to which that person is appointed;

64.1.3	is signed by or on behalf of the Shareholder appointing the proxy, or is authenticated in such manner as the Directors may determine; and

64.1.4	is delivered to the Company in accordance with the Articles and any instructions contained in the notice of the general meeting to which they relate.

64.2	The Company may require Proxy Notices to be delivered in a particular form, and may specify different forms for different purposes.

64.3	Proxy Notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions.

64.4	Unless a Proxy Notice indicates otherwise, it must be treated as:

64.4.1	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting; and

64.4.2	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

65.	Delivery of Proxy Notices

65.1

A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid Proxy Notice has been delivered to the Company by or on behalf of that person.

65.2	An appointment under a Proxy Notice may be revoked by delivering to the Company a notice in Writing given by or on behalf of the person by whom or on whose behalf the Proxy Notice was given.

65.3	A notice revoking a proxy appointment only takes effect if it is delivered before the start of the meeting or adjourned meeting to which it relates.

65.4	If a Proxy Notice is not executed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the Appointor’s behalf.

66.	Amendments to resolutions

66.1	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

66.1.1

notice of the proposed amendment is given to the Company in Writing by a person entitled to vote at the general meeting at which it is to be proposed not less than 48 hours before the meeting is to take place (or such later time as the Chairman of the Meeting may determine); and

66.1.2	the proposed amendment does not, in the reasonable opinion of the Chairman of the Meeting, materially alter the scope of the resolution.

66.2	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

66.2.1	the Chairman of the Meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

66.2.2	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

66.3	If the Chairman of the Meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the Chairman’s error does not invalidate the vote on that resolution_

PART 5

ADMINISTRATIVE ARRANGEMENTS

67.	Means of communication to be used

67.1

Subject to the Articles, anything sent or supplied by or to the Company under the Articles may be sent or supplied in any way in which the CA 2006 provides for documents or information which are authorised or required by any provision of CA 2006 to be sent or supplied by or to the Company.

67.2

Subject to the Articles, any notice or Document to be sent or supplied to a Director in connection with the taking of decisions by Directors may also be sent or supplied by the means by which that Director has asked to be sent or supplied with such notices or Documents for the time being.

67.3

A Director may agree with the Company that notices or Documents sent to that Director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

68.	Company seals

68.1	Any common seal may only be used by the authority of the Directors.

68.2	The Directors may decide by what means and in what form any common seal is to be used.

68.3

Unless otherwise decided by the Directors, if the Company has a common seal and it is affixed to a Document, the Document must also be signed by at least one authorised person in the presence of a witness who attests the signature.

68.4	For the purposes of this article, an authorised person is:

68.4.1	any Director of the Company;

68.4.2	the company secretary (if any); or

68.4.3	any person authorised by the Directors for the purpose of signing Documents to which the common seal is applied.

69.	Provision for employees on cessation of business

69.1

The Directors may decide to make provision for the benefit of persons employed or formerly employed by the Company or any of its Subsidiaries (other than a Director or former Director or shadow Director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that Subsidiary.

DIRECTORS’ INDEMNITY AND INSURANCE

70.	Indemnity

70.1

Subject to the provisions of, and so far as may be consistent with, the Companies Acts, but without prejudice to any indemnity to which a Director or other officer or authorised representative may otherwise be entitled, the Company shall indemnify every Director or other officer or authorised representative of the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office, including (without prejudice to the generality of the foregoing) any liability incurred by him in relation to any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as a Director or other officer or authorised representative of the Company provided that, in the case of any Director of the Company, such indemnity shall not apply to any liability of that Director:

70.1.1	to the Company or to any of its associated companies;

70.1.2

to pay any fine imposed in criminal proceedings or any sum payable to a regulatory authority by way of penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

70.1.3	incurred:

(i)	in defending any criminal proceedings in which he is convicted or any civil proceedings brought by the Company or any of its associated companies in which judgment is given against him; or

(ii)	in connection with any application under any statute for relief from liability in respect of any such act or omission in which the court refuses to grant him relief,

in each case where the conviction, judgment or refusal by the court is final within the meaning stated in section 234(5) CA 2006.

70.2

Every Director shall be entitled to have funds provided to him by the Company to meet expenditure incurred or to be incurred in any proceedings (whether civil or criminal) brought by any party which relate to anything done or omitted or alleged to have been done or omitted by him as a Director, provided that he will be obliged to repay such amounts no later than:

70.2.1	in the event he is convicted in proceedings, the date when the conviction becomes final;

70.2.2	in the event of judgment being given against him in proceedings, the date when the judgment becomes final; or

70.2.3	in the event of the court refusing to grant him relief on any application under any statute for relief from liability, the date when refusal becomes final;

in each case where the conviction, judgment or refusal by the court is final within the meaning stated in section 234(5) CA 2006.

71.	Insurance

71.1	The Directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant officer in respect of any relevant loss.

71.2	In this article:

71.2.1

“relevant officer” means any Director or other officer or authorised representative or former Director or other officer or authorised representative of the Company or an associated company, but excluding in each case any person engaged by the Company (or associated company) as auditor (whether or not he is also a Director or other officer), to the extent he acts in his capacity as auditor;

71.2.2

“relevant loss” means any loss or liability which has been or may be incurred by a relevant officer in connection with that officer’s duties or powers in relation to the Company, any associated company or any pension fund or employees’ share scheme of the Company or associated company; and

71.2.3	companies are associated if one is a Subsidiary of the other or both are Subsidiaries of the same body corporate.

OVERRIDING PROVISIONS

72.	Matters requiring Parent Company consent

72.1

Whenever the Parent Company, or any Subsidiary of the Parent Company, shall be the Holder of not less than 90 per cent. of the issued Ordinary Shares, the following provisions shall apply and to the extent of any inconsistency shall have overriding effect as against all other provisions of these Articles.

72.2	The Parent Company may at any time and from time to time:

72.2.1

appoint any person to be a Director or remove from office any Director howsoever appointed but so that in the case of a managing Director or a Director appointed to any other executive office his removal from office shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages for breach of any contract of service between him and the Company; or

72.2.2	impose restrictions on all or any of the powers of the Directors to such extent as the Parent Company may by notice to the Company prescribe.

72.3

No Shares shall be issued or agreed to be issued and no rights to subscribe for or to convert any security into Shares shall be granted or agreed to be granted without the written consent of the Parent Company.

72.4

Any appointment, removal or notice of the Parent Company made or given under this article 72 shall be in Writing served on the Company and signed on behalf of the Parent Company by any one of its Directors or by its company secretary (if any) or by some other person duly authorised for the purpose.

72.5

No person dealing with the Company shall be concerned to see or enquire whether the powers of the Directors have been in any way restricted pursuant to these Articles or whether any requisite consent of the Parent Company has been obtained and no obligation incurred or security given or transaction effected by the Company to or with any third party shall be invalid or ineffectual unless the third party has at the time express notice that the incurring of such obligation or the giving of such security or the effecting of such transaction was in excess of the powers of the Directors.

73.	Enforcement of security over the Shares

73.1	Notwithstanding anything contained in these Articles, the Directors shall not decline to register any transfer of Shares, nor may they suspend registration thereof where such transfer:

73.1.1

is to any bank, financial institution, trust, fund or other entity to which such Shares have been charged or on whose behalf such Shares were charged, by way of security (whether as a lender, or agent and trustee for a group of banks. financial institutions, trust, fund or otherwise), or to any nominee of such a bank, financial institution, trust, fund or other entity (a “Secured Institution”);

73.1.2	is delivered to the Company for registration by a Secured Institution or its nominee or by a receiver or manager appointed by a Secured Institution;

73.1.3	is executed by a receiver or manager appointed by or on behalf of a Secured Institution or its nominee under any such security; or

73.1.4	is executed by a Secured Institution or its nominee pursuant to the power of sale, appropriation or other power under such security,

and furthermore notwithstanding anything to the contrary contained in these Articles: (i) no transferor of any Shares in the Company or proposed transferor of such Shares to a Secured Institution or its nominee; (ii) no Secured Institution or its nominee; (iii) and no receiver or manager appointed by or on behalf of a Secured Institution or its nominee, shall be required to offer the Shares which are or are to be the subject of any transfer aforesaid to the shareholders for the time being of the Company or any of them, and no such shareholder shall have any right under the Articles or otherwise howsoever to require such Shares to be transferred to them whether for consideration or not.

73.2

A certificate from the Secured Institution, its nominee or any receiver (or similar officer) that the Shares are or are to be subject to security and the transfer is in accordance with the provisions of this article 73 shall be conclusive evidence of such facts.

73.3

Notwithstanding any other provision of these Articles, any present or future lien on Shares which the Company may have shall not apply in respect of any Shares: (i) which have been charged by way of security in favour of any Secured Institution; or (ii) that are transferred in accordance with article 73.1 above.

73.4

Notwithstanding any other provision of these Articles, no sale pursuant to article 36 shall be made of any Share: (i) which has been charged by way of security in favour of any Secured Institution or (ii) that are transferred in accordance with article 73.1 above.

73.5

Notwithstanding anything contained in these Articles (other than article 73.2), the Directors may not require any Secured Institution to provide any evidence: (i) to prove its title to the Shares which have been charged by way of security in its favor; or (ii) to prove the right of the transferor to make the transfer of such Shares; or (iii) to effect registration of the transfer of such Shares, other than the duly executed share transfer forms in relation to such Shares.

73.6

For the purposes of this Article, “entity” includes any person, individual, firm, company, corporation, government, state or agency of a state or any undertaking (within the meaning of section 1161(1) of the Companies Act 2006) or other association (whether or not having separate legal personality) or any two or more of the foregoing.